Exhibit 99.1
PRESS RELEASE

For Release:	May 21, 2009
Nasdaq:	MFNC
Contact:	Investor Relations at (888) 343-8147
Website:	www.bankmbank.com
mBANK AGREES TO SELL ITS ONTONAGON AND SOUTH RANGE BRANCHES
(Manistique, Michigan) — On May 19, 2009, mBank, an FDIC insured bank wholly owned by Mackinac Financial Corporation (Nasdaq: MFNC), entered into a definitive Purchase and Assumption Agreement with The Miners State Bank of Iron River, Michigan, for the sale of two of their Northwest Upper Peninsula branch offices.
The Asset Purchase and Assumption Agreements call for Miners State Bank of Iron River, Michigan to purchase the branch buildings and assume approximately $30 million of deposits associated with mBank’s branch offices in Ontonagon and South Range. mBank will retain the loans associated with both branches. The transaction is subject to regulatory approval and is expected to close in the third quarter of 2009.
President and CEO of mBank, Kelly George, commented on the branch sales. “These branches were good offices for the Bank and it was a difficult decision to let them go. However, the divestiture of these locations enables the bank to better position and transition the company’s footprint for future growth into “commercial hubs” of the Upper Peninsula. It also allows us to more efficiently allocate personnel resources, and management time to existing larger markets in the UP. This strategy will maximize our resources in the Upper Peninsula to provide stronger shareholder returns as the Michigan economic climate hopefully turns the corner in the coming year. The Upper Peninsula will remain an integral part of the corporation’s overall market strategy.”
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $450 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 13 branch locations; nine in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.